                                                                    EXHIBIT 12.3

                                 PSEG POWER LLC
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                  For the Nine
                                                  Months Ended           For the Years Ended
                                                 September 30,               December 31,
                                                 -----------------------------------------------------
                                                  2004    2003    2003    2002    2001    2000    1999
                                                 -----------------------------------------------------
                                                               (Millions,except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations        $ 490   $ 670   $ 800   $ 781   $ 644   $ 521   $ 807
Fixed Charges                                      194     172     225     219     213     209     126
Capitalized Interest                               (86)    (89)   (109)    (95)    (63)    (11)     (2)
Preferred Stock Dividend Requirements               --      --      --      --      --      --     (12)
                                                 -----------------------------------------------------
Total Earnings                                   $ 598   $ 753   $ 916   $ 905   $ 794   $ 719   $ 919
                                                 =====================================================

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                 $ 194   $ 171   $ 223   $ 217   $ 206   $ 209   $ 114
Interest Factor in Rentals                          --       1       2       2       7      --      --
Preferred Securities Dividends Requirements of
   Subsidiaries                                     --      --      --      --      --      --      12
                                                 -----------------------------------------------------
Total Fixed Charges                              $ 194   $ 172   $ 225   $ 219   $ 213   $ 209   $ 126
                                                 =====================================================
Ratio of Earnings to Fixed Charges                3.08    4.38    4.07    4.13    3.73    3.44    7.29
                                                 =====================================================
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(A)  The term "earnings" shall be defined as pre-tax income from continuing operations. Add to pre-tax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.